Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Partners

Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statement on Form S-3 of Regency Energy Partners LP, filed on February 3, 2014, of our report dated February 18, 2011, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows, and partners’ capital and noncontrolling interest of Regency Energy Partners LP for the period from May 26, 2010 to December 31, 2010 and the period from January 1, 2010 to May 25, 2010.

/s/ KPMG LLP

Dallas, Texas

February 3, 2014